Exhibit 99.1

RxSight, Inc. Announces Preliminary Unaudited Fourth Quarter and Full-Year 2023 Financial and Operational Results and 2024 Guidance

Aliso Viejo, Calif. (NASDAQ: RXST) – January 7, 2024 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced certain preliminary unaudited financial and operational results for the fourth quarter and full-year 2023 and provided full-year 2024 guidance.

Preliminary Unaudited Fourth Quarter and Full-year 2023 Results

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Preliminary unaudited fourth quarter 2023 revenue is expected to be approximately $28.6 million, representing growth of approximately 78% compared to the prior year period, driven by:
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The sale of 77 Light Delivery Devices (LDD™s), expanding the installed base to 666 LDDs as of December 31, 2023; and
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The sale of 18,071 Light Adjustable Lenses (LAL®s).
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Preliminary unaudited 2023 fiscal year revenue is expected to be approximately $89.1 million, representing growth of approximately 82% compared to the prior year, driven by:
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The sale of 266 LDDs; and
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The sale of 54,873 LALs.
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Preliminary unaudited cash, cash equivalents and short-term investments as of December 31, 2023, is expected to be $127.2 million.

2024 Guidance

RxSight anticipates full-year 2024 revenue of $128.0 million to $135.0 million, reflecting growth of approximately 44% to 52% over 2023. The company currently estimates the full-year 2024 gross profit margin to be in the 65% - 67% range. In addition, the company expects 2024 operating expenses in the range of $125.0 million to $128.0 million. The company is also anticipating full-year 2024 non-cash expenses in the range of $22.0 million to $25.0 million.

“We continued to achieve solid growth in both LAL procedures and LDD placements in the fourth quarter, underscoring the fact that an increasing number of cataract surgeons and patients are choosing our system for its unique ability to provide high-quality, customizable vision enabled by adjustability,” said Dr. Ron Kurtz, Chief Executive Officer and President of RxSight. “As we enter 2024, we expect to maintain this momentum by focusing on our long-term strategies to deliver the full potential of our technology and opportunity.”

The Company’s fourth quarter and full-year 2023 financial and operational results are preliminary and are subject to the completion of the Company’s 2023 audit. Audited full-year 2023 and unaudited fourth quarter 2023 financial results are anticipated to be announced in February 2024.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, with respect to: statements concerning our preliminary unaudited fourth quarter and fiscal 2023 financial and operational results and the anticipated timing of announcing audited full-year 2023 and unaudited fourth quarter 2023 financial results, LDD and LAL sales growth trends; the increasing popularity of the LAL; the potential of the Company’s technology and management’s plans related thereto; and the Company’s projected revenue, gross profit margin, operating expenses and non-cash expenses in 2024. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including those risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023, and any subsequent filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

The foregoing financial and operational results are preliminary estimates. We are in the process of finalizing our financial statements for the year ended December 31, 2023, and our actual results remain subject to completion of those financial statements and their audit by our independent registered public accounting firm. These preliminary estimates are based on information available to management as of the date of this press release and certain related assumptions, which could prove incorrect. Our actual, reported results of operations could differ based on completion of our year end closing procedures, final adjustments and developments that may arise prior to completion of our annual financial statements, and adjustments arising from the audit by our independent registered public accounting firm. You should carefully review our audited, consolidated financial statements for the year ended December 31, 2023 when they become available.

Company contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com